EXHIBIT 99.4

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

BROOKFIELD HOMES CORPORATION

10,000,000 Shares of 8% Convertible Preferred Stock, Series A

Offered Pursuant to Rights Distributed to Record Stockholders of

Brookfield Homes Corporation

                                         , 2009

To Our Clients:

Enclosed for your consideration are the Prospectus, dated               , 200     (the “Prospectus”), and the “Instructions for Use of Brookfield Homes Corporation Subscription Rights Certificates” relating to the offering (the “Rights Offering”) by Brookfield Homes Corporation (the “Company”) of shares of 8% convertible preferred stock, Series A, with a par value of $0.01 per share (the “Preferred Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of common stock of the Company (“Common Stock”), at 5:00 p.m., New York City time, on               , 2009 (the “Record Date”).  The shares of Preferred Stock will be convertible into shares of Common Stock at a conversion rate of 3.571428571 shares of Common Stock per share of Preferred Stock, which is equivalent to a conversion price of $7.00 per share, subject to adjustment upon the occurrence of certain events. The Rights are described in the Prospectus.

In the Rights Offering, the Company is offering an aggregate of 10,000,000 shares of Preferred Stock pursuant to the Prospectus.  The Rights will expire, if not exercised, by 5:00 p.m., New York City time, on                 , 2009, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive 0.3735701 Rights for each share of Common Stock carried by us in your account as of the Record Date, subject to adjustments to eliminate fractional rights.

Each whole Right will allow the holder thereof to subscribe for one share of Preferred Stock (the “Basic Subscription Privilege”) at the cash price of $25.00 per share (the “Subscription Price”).  Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering.  Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers 10,000,000 shares of Preferred Stock in the Rights Offering.  As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 374 Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase 374 shares of Preferred Stock in the Rights Offering pursuant to your Basic Subscription Privilege.

In addition, each holder of Rights who exercises his Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $25.00 per share, for additional shares of Preferred Stock up to the number of shares of Preferred Stock for which such holder subscribed under his Basic Subscription Privilege on a pro rata basis if any shares of Preferred Stock are not purchased by other holders of Rights under their Basic Subscription Privileges as of the Expiration Date (the “Excess Shares”).  “Pro rata” means in proportion to the number of shares of Preferred Stock that you and the other Rights holders who have exercised Basic Subscription Privileges on Common Stock holdings have requested to purchase pursuant to the Over-Subscription Privilege.  Each holder of

Rights may only exercise his Over-Subscription Privilege if he exercised his Basic Subscription Privilege in full and other holders of Rights do not exercise their Basic Subscription Privileges in full.  If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata among those Rights holders who exercised their Over-Subscription Privileges.  For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of shares of Preferred Stock available under their Basic Subscription Privilege.  See “The Rights Offering—Subscription Privileges” in the Prospectus.

The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”).  Rights may not be sold, transferred or assigned; provided, however, that Rights are transferable by operation of law (for example, a transfer of Rights to the estate of a recipient upon the recipient’s death).

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.  EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.  Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Preferred Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering.  The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date.  Once you have exercised your Basic Subscription Privilege and your Over-Subscription Privilege, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any shares of Preferred Stock to which you are entitled, please so instruct us by timely completing, executing and returning to us the instruction form attached to this letter.

With respect to any instructions to exercise (or not to exercise) Rights, the enclosed Beneficial Ownership Election must be completed and returned such that it will be actually received by us by 5:00 p.m., New York City time, on                  , 2009, the last business day prior to the scheduled expiration date of the Rights Offering of                  , 2009 (which may be extended by the Company in its sole discretion).

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO                 , THE INFORMATION AGENT, AT THE FOLLOWING TOLL-FREE TELEPHONE NUMBER:                 .  BANKS AND BROKERS PLEASE CALL COLLECT AT                 .